Exhibit 2

April 19, 2016

Press Release

Ahold shareholders adopt 2015 financial statements

Zaandam, the Netherlands – Ahold today held its Annual General Meeting of Shareholders (AGM) at het Muziekgebouw aan ‘t IJ in Amsterdam. The meeting was attended by 243 shareholders, representing approximately 794 million votes.

Shareholders adopted Ahold’s 2015 financial statements and determined the dividend over 2015 at €0.52 per common share, to be paid on May 4, 2016.

Shareholders in particular also adopted the following proposals on the agenda: the remuneration policy for the Management Board, and the appointment of PricewaterhouseCoopers Accountants N.V. as external auditor for the financial year 2016.

2016/12

Cautionary notice

This press release includes forward-looking statements, which do not refer to historical facts but refer to expectations based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those included in such statements. These forward-looking statements include, but are not limited to, statements as to the remuneration policy of Ahold’s Management Board. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond Ahold’s ability to control or estimate precisely, such as discussed in Ahold’s public filings and other disclosures. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Koninklijke Ahold N.V. does not assume any obligation to update any public information or forward-looking statements in this release to reflect subsequent events or circumstances, except as may be required by law. Outside the Netherlands, Koninklijke Ahold N.V., being its registered name, presents itself under the name of “Royal Ahold” or simply “Ahold.”

Press Office: +31 88 659 5134 Investor Relations: +31 88 659 5213 www.ahold.com Follow us on Twitter: @AholdNews	Page 1/1